Exhibit 99.1


                  HALIFAX ANNOUNCES SALE OF ITS SECURE NETWORK
                   SERVICES BUSINESS FOR $12.5 MILLION IN CASH
      Company Centralizes Focus on Enterprise Maintenance Services Business


ALEXANDRIA, VA - July 1, 2005 - Halifax Corporation (AMEX:HX) today announced that it has sold its Secure Network Services business to INDUS Corporation for $12.5 million in cash, subject to adjustment. The sale, effective today, includes all assets of the business including associated contracts and certain liabilities.

Charles McNew, president and chief executive officer, stated, "Although the Secure Network Services business generated $13.6 million in annual revenues for our most recent fiscal year, it does not fit into our core enterprise maintenance strategy. Additionally, the infusion of cash significantly strengthens our balance sheet and expands our options."

The sale was simultaneously signed and closed under an asset purchase agreement, in which Halifax has sold substantially all of the assets and certain liabilities of the Secure Network Services division for $12.5 million, subject to certain adjustments and holdbacks described in the agreement among the parties. The Secure Network Services division provides infrastructure support services (voice, data and video) for secure environments.

He added, "The contracts and customer relationships of the Secure Network Services business will be valuable to INDUS, as it continues to expand its IT services work for the federal government. I'm confident that INDUS not only will continue to provide a high level of service and support to our customers, but that it will offer greater opportunities for growth for our employees and suppliers given its exclusive focus on the federal marketplace."

BB&T Capital Market Windsor Group served as the exclusive financial advisor for Halifax in this transaction. Reference is made to the Company's current Report on Form 8K to be filed with the Securities and Exchange Commission, for additional information on the transaction.



Since 1993, INDUS Corporation has provided sophisticated IT solutions to the federal government. INDUS specializes in mission-critical initiatives for such government agencies as NASA, EPA, the Departments of Transportation, Commerce, Health and Human Services, Education, Homeland Security and Defense, as well as the intelligence community. INDUS is supporting federal customers in over 50 locations throughout the United States. For more information, visit www.induscorp.com.

Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services. More information on Halifax can be found at www.hxcorp.com.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors Section in the Company's Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.